Exhibit 99.1
ViewRay® Files Voluntary Chapter 11 Petitions
Debtor-in-Possession Financing Secured to Support Ongoing Operations and Chapter 11 Process
DENVER, CO, July 17, 2023— ViewRay, Inc. (Nasdaq: VRAY) announced today that it and certain of its subsidiaries (collectively, "the Company") filed voluntary petitions for relief (the “Petitions”) under Chapter 11 of Title 11 the U.S. Bankruptcy Code ("Chapter 11") in the United States Bankruptcy Court for the District of Delaware (the "Court"). The Company further disclosed that it intends to pursue a sale of its business under Section 363 of the Bankruptcy Code, including a sale of all or a portion of the Company’s assets, while continuing to support its customers during the Chapter 11 process.
To facilitate this process, in addition to having the use of its sufficient existing cash reserves, the Company has received a commitment of approximately $6 million in debtor-in-possession financing from MidCap Financial Services, LLC. Following court approval, the Company expects this financing to provide the necessary liquidity to support operations during the Chapter 11 process.
Alongside these efforts, the Company is strategically managing inventory to maintain MRIdian MRI-guided radiation therapy systems at customer sites across the globe. The Company has filed a variety of “first day” motions containing customary relief intended to assure the Company’s ability to continue its ordinary course operations, such as continuing to service its customers and honor its obligations to its remaining employees, following an additional reduction in force, as the Company begins its efforts to effectuate the sale of its assets.
On July 15, 2023, prior to filing the Petitions, Phillip M. Spencer and Gail Wilensky, Ph.D., advised the Board of Directors (the “Board”) of the Company of their resignations from the Board. Subsequently, on July 15, 2023, Scott Drake ceased to serve as the Chief Executive Officer of the Company, and transitioned to a continuing role as a director of the Company.
The Company has appointed Paul Ziegler as Chief Executive Officer of the Company, effective July 15, 2023. Mr. Ziegler, who had been the Chief Commercial Officer of the Company, has also been appointed to the Board as a director. The Board also decreased the size of the Board from nine to seven directors. In addition, the Company has appointed Sanket Shah as Senior Vice President, General Counsel of the Company, effective as July 15, 2023. Mr. Shah has been at the Company since 2019, most recently acting as Vice President, Deputy General Counsel.
“Despite the operating challenges, MRIdian has facilitated real societal value and remains critically important for a broad population of cancer patients, including those who were previously considered untreatable,” said Mr. Ziegler. “We deeply appreciate our teammates, customers, partners, and patients that we serve. We will continue to work diligently to maximize value for the benefit of all stakeholders.”
Court filings and information about the Chapter 11 case can be found at a website maintained by the Company’s claims agent Stretto at https://cases.stretto.com/ViewRay. Faegre Drinker Biddle & Reath LLP is serving as legal counsel, B. Riley Securities, Inc. is serving as investment banker, and Berkeley Research Group is serving as financial advisor.
About ViewRay ViewRay, Inc. (Nasdaq: VRAY) designs, manufactures, and markets the MRIdian® MRI-Guided Radiation Therapy System. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose-built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.
Forward-Looking Statements This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, ViewRay's financial guidance for the full year 2023, anticipated future orders, anticipated future operating and financial performance, treatment results, therapy adoption, innovation, and the performance of the MRIdian

Exhibit 99.1
systems. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize the MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, the timing of delivery of ViewRay's products, the timing, length, and severity of the COVID-19 pandemic, including its impacts across our businesses on demand, our operations and global supply chains, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its Quarterly Reports on Form 10-Q, as updated periodically with the Company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.
Inquiries:
Steven Annen
SVP, Global Marketing ViewRay, Inc.
media@viewray.com